Exhibit 10.16

LEASE AGREEMENT
Entered into at the city of San José, on the 1st day of the month of November of the year 2009, the "Effective Date" between:
ZONA FRANCA COYOL, S. A., corporate identification card number three- one hundred one-four hundred and twenty thousand five hundred twelve, (the "Landlord"), registered in the Mercantile Section of the Public Registry under book five hundred sixty, entry ten thousand three hundred and seventy eight, consecutive one hereon represented by Huber André Garnier Kruse, personal identity card number one- four hundred sixteen- one thousand three hundred forty four, and Álvaro Carballo Pinto, personal identity card number one - five hundred and thirty six - six hundred and fifty five, acting jointly and with sufficient authority for the execution of this lease agreement which legal representation is duly recorded in the Mercantile Section of the Public Registry under book five hundred and sixty five, entry eleven thousand five hundred and ninety two, consecutive one.
for the one part and for the other,
ESTABLISHMENT BIOTECH S. A. corporate id 3-101-366337, corporate identification number three- one hundred one- three hundred and sixty six thousand three hundred and thirty seven, (the "Tenant"), registered in Mercantile Section of the Public Registry under book five hundred seventy four, entry sixty six thousand three hundred and seventy nine, represented by Juan José Chacón Quirós, personal identity card number one – eight hundred twenty two – cero cero six, acting with sufficient authority for the execution of this lease agreement which legal representation is duly recorded in the Mercantile Section of the Public Registry under book two thousand and nine, entry two hundred twenty six thousand seven hundred and forty eight - one.
Whereas
1.    Landlord is the registered owner of a property (the "Property"), located in the "Condominio Horizontal Industrial Comercial con Fincas Filiales Primarias Individualizadas (FFPI) Zona Franca Coyol" (the "Condominium" or "Coyol Free Zone"), condominium identity number 3‑109- 533883, a condominium registered in the Costa Rican Public Registry, Province of Alajuela, Property Number M‑2640- 000, filial lot number fourteen, registered in the Public Registry Property of Alajuela, Property Number 2- 68505-F- 000.
2.    The Condominium is a Free Trade Zone, with Zona Franca Coyol, S. A. as Condominium administrator.
3.    ZFC will build a manufacturing building in the Property in Zona Franca Coyol, identified as multitenant, and it shall lease Biotech a manufacturing area of seven hundred and twenty (720) square meters (approximately 7750.08 square feet) inside said building, hereinafter the "Leased Real Estate".

Now therefore in consideration of the mutual considerations, covenants and promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties have agreed to execute this lease agreement (hereinafter referred to as the "Lease Agreement"):
Section One:  Of the Leased Real Estate
1.00Leased Real Estate
The Landlord rents out to the Tenant, who accepts the Leased Real Estate, a portion of a manufacturing building identified as Multitenant Building, located in a section of Condominium identified as filial lot number fourteen, that shall be delivered by Landlord to Tenant in accordance with the "Landlord's Shell Building Scope of Work" attached hereto as Exhibit One.
1.01    Permitted Use
The Leased Real Estate shall be used by the Tenant for the design, manufacture, storage, sales and distribution of medical devices components and related products under the Free Trade Zone Regime. Tenant shall not use the Leased Real Estate for sports-booking or gambling activities, manufacture of arms or parts thereof, or tobacco products. These prohibitions will extend to any and all successors or assigns.
The Tenant shall not alter the stated use of the Leased Real Estate without the express written authorization of the Landlord.    In accordance with the Agreement, Tenant shall at all times comply with all the applicable national, municipal and other governmental regulations in the carrying out and execution of its activities, including without limitation, Health Ministry regulations, Free Zone regime and customs regulations. Tenant shall also comply with any Condominium regulations in effect, as attached hereto as Exhibit Two, or any future regulations or resolutions approved in accordance with Condominium bylaws.
1.02    Leased Real Estate Conditions
1.02.01    The Tenant shall receive the Leased Real Estate according to the conditions of this clause and with the conditions and characteristics described in the "Landlord's Shell Building Scope of Work" attached hereto as Exhibit One, the contents of which the Tenant understands and accepts without objections in its entirety.
1.02.02    Tenant understands and accepts without objections, the contents of Exhibit One, and hereby acknowledges and accepts that any changes in the scope and contents of Exhibit One may result in a change in the Date of Delivery as defined in Section 2.02 below. In case of any extension in the. Date of Delivery caused by Tenant, the Tenant will have to begin to pay Rent on the Rent Commencement Date as established in Section 2.00.
1.02.03    Tenant may request changes to Exhibit One, subject to Landlord's written approval, by providing written request to Landlord, the "Change Order". Landlord shall, have ten (10) business days after the receipt of any Change Order, to approve or reject changes requested totally or partially, and if it approves the Change, establish an estimation of the increase in cost and time of delivery of the Leased Real Estate, as corresponding. Increases in cost will be estimated based upon the total of indirect (design and inspection insurance construction permits and quality control plus utilities) and direct construction costs of performing the Changes, plus an additional fee of five percent (5%) of such cost. This fee covers only the administrative costs incurred by Landlord. Tenant will have five (5) business days to accept or reject the proposal given by the Landlord. Delays in the completion of Landlord's work, and/or the Date of Delivery due to Change Orders shall be considered a Tenant Delay.
1.03    Tenant Construction
Upon delivery by Landlord of the Leased Real Estate, Tenant will be able to perform within the Leased Real Estate additional construction and improvement activities, the "Tenant's Work", necessary for its occupation. Tenant shall obtain all required construction permits for Tenant's Work at its sole cost and expense, including but not limited to any and all applicable fees and taxes. Landlord may allow that Tenant enters the Leased Real Estate before the Date of Delivery personally or through its subcontractors, subject to Landlord's rules and regulations, so that it may advance in Tenant's Work. All Tenant's Work shall be subject to Landlord's approval before its performance, which approval shall not be unreasonably withheld. Delays in the Date of Delivery due to Tenant's fault, shall be the responsibility of Tenant, and will not generate penalties to Landlord. Tenant will be responsible for obtaining the appropriate permits as required by any applicable authority, including SETENA and PROCOMER, for its work and operations.
1.04    Additional Facilities
In addition to any other facility specifically included in this lease agreement, the Leased Real Estate shall comprise: (a) Parking.- The Leased Real Estate includes four (4) parking spaces located in the perimeter of the Multitenant Building, outlined by road demarcations according to the country's standards and to the Plans and Specifications that are an, integral part of the present Agreement and which have been enclosed as Exhibit One; If additional parking spaces are required by Tenant, the Landlord, subject to availability, may assign such additional spaces in a parking area that is convenient for the Landlord, and will charge a fee for every additional parking. The Tenant, will be responsible for assigning as many parking spaces as he deems necessary within the four (4) parking spaces assigned to it, for use by its VISITORS. Landlord will not be responsible for providing parking spaces for such VISITORS; (b) Common areas.-The Tenant can make use of Coyol Free Zone's common areas according to the regulations and specifications included in the Condominium By-laws in its current form, and including any subsequent amendments. The current form of these regulations has been enclosed as an integral part of this Agreement as Exhibit Two, however since all common areas shall be subject to the exclusive management and control of the Landlord, Landlord reserves the right to modify, alter or enlarge common areas, or their use, within the Condominium By-laws, to its sole discretion; (c) Sewage Treatment Plant.- The Tenant shall make use of the sewage treatment plant located in Coyol Free Zone, according to the usage regulation included as Exhibit Three.
1.05    Special systems, equipment and additional constructions

The Tenant may request, at its own expense, the installation of certain special systems and equipment in the Leased Real Estate in accordance with the Condominium By-laws.
If Tenant decides to carry out any additional works in the Leased Real Estate, that will not damage or alter the property, it may do so, provided it has submitted to the Landlord before commencing any such activities, all the required construction permits. Landlord will cooperate with Tenant in the application of all such permits. Works in the Leased Real Estate that will become affixed to it, or change it permanently, or cause damage to it are not accepted, unless Landlord has provided Tenant written consent, and the permits indicated above have been provided. Furthermore, Tenant shall be responsible to cover any costs associated with obtaining such permits, including but not limited to any applicable taxes.
Section Two:  of the Rent and Lease Term
2.00    Rent
The monthly rent to be paid for the Leased Real Estate (the "Rent") by the Tenant shall be six thousand one hundred and twenty dollars (US$6,120.00) Legal currency of the United States per month, at a rate of eight dollars and fifty cents (US$8.50) per square meter of the of constructed building (excluding parking areas). The Tenant shall begin paying Rent on November 1st, 2009, the "Rent Commencement Date". Rent Commencement Date is not subject to the Date of Delivery. The monthly Rent in each period shall be paid in advance, on the first calendar day of each month.
Furthermore, Tenant shall pay the following:
a)    A monthly service fee in accordance with the Service Agreement, attached hereto as Exhibit Four, that the Tenant will enter with the Landlord simultaneously to the execution of this Lease Agreement with effect from the Rent Commencement Date, at a rate of twenty five cents of dollar (US$0,25) per leased square meter and is comprehensive of the following services:
i)    Exterior maintenance of building,
ii)    Building (cold shell & office) insurance and property taxes for the cold shell building.
iii)    On site fully equipped customs office.
iv)    Parking areas maintenance.
All Rent and Service Charges indicated herein (including Rent for parking spaces), shall be payable at the rate indicated herein for the first year of the Lease Term. Thereafter, until expiration of the Lease, any payments to Landlord shall increase by five per cent (5%) from each anniversary of the Rent Commencement Date and until the expiration of this Lease Agreement, using as basis for such increase the amount effective the previous year.
b)    Tenant will also pay all condominium fees, at the fee of fifty cents of dollar (US$0.50) per leased square meter of construction area. The fee is subject to change if it is so decided by the Condominium Owners General Assembly. The Condominium fee covers the following services:
i)    Free Zone Perimeter security twenty four hours a day, all year round.
ii)    Common Area Maintenance — CAM: cleaning of streets and Condominium common areas, maintenance of common gardens and green common areas (includes Condominium common areas water fees), access to wastewater treatment plant usage, Garbage collection by means of a shared three point five cubic meter (3,5 m3) dumpster, maintenance of sewer, potable and storm water pipes, general maintenance of infrastructure.
c)    Any costs of utilities or any other installations or services for the Leased Real Estate's. Utilities shall be paid by Tenant in accordance with applicable fees, and usage shall be determined by the meters specifically installed for such purpose by the carriers of these services, or installed by Landlord, if necessary.
d)    Additionally, Tenant will pay the following reimbursable direct expenses, or its corresponding pro-rata portion for the multitenant building:
i)    Utilities fees.
ii)    Leased Real Estate's green areas maintenance, irrigation and replanting.
ZFC has encouraged the availability of the following optional services provided by authorized suppliers at the Park, costs provided upon request:
•Medical & Dental Services.

•	Specialized Recruitment services, meeting rooms & temporary offices.

•	Construction Management Services.

•	Banking offices & ATM's.
All payments can be made in cash, check, or electronic transfer to the Landlord's account. The validity of any form of payment different than cash, remains subject to its approval and final credit in favor of Landlord. In case of wire transfers, the Tenant shall notify in writing to the Landlord, the date in which the transfer was executed, and such payment shall be deemed made on the date on which the transfer is credited by the Landlord's bank. All applicable transfer fees or bank charges must be paid by the Tenant. For purposes of this Agreement, the Landlord's address shall be the address in effect where payments should be made. In the event that the beginning or end of the term of this Lease is not the first of a month, rent shall be prorated such that Tenant shall only pay the portion of the rent allocated to the portion of the month the Leased Real Estate is occupied by the Tenant.

Tenant shall make payments referenced above on the first day of the month, and in their full stipulated amount, without any deductions. If the Tenant is or shall become obligated to make any deductions or to retain any amount, originated in a value added or sales tax, or any other circumstance that would reduce the amount to be received by the Landlord, the Tenant shall be obligated to increase any payments to be made to the Landlord up to their full original amount.
The totality of the monetary obligations contained herein this section shall be considered part of Tenant's basic obligation to pay rent, in accordance with articles twenty five and, sixty four of the General Urban and Suburban Lease Law in effect in Costa Rica.
2.01    Term of the Lease
The term of the lease shall be effective as of the date of execution of the lease and until October 31st, 2010 (the 'Lease Term'), commencing on the Date of execution of the Lease. An automatic six month extension under the same terms will be available at Tenant's option, subject to a notice accepting the automatic extension by Tenant to Landlord, at least ninety (90) calendar days prior to the termination of the current Lease Term, with additional extensions of the term, if any, by mutual written agreement of both parties.
2.02    Date of Delivery and Legal Effect of the Agreement
The Landlord shall deliver the Leased Real Estate on or before November 1st, 2009 (the "Date of Delivery"). For all purposes of this Agreement, the Date of Delivery shall be deemed to have occurred five (5) business days following a written communication to Tenant, notifying the Substantial Completion of the Leased Real Estate. Substantial Completion shall be understood as having completed the "Landlord's Shell Building Scope of Work" attached hereto as Exhibit One, in more than ninety-five (95%) percent, (the "Substantial Completion). Forty eight (48) hours following the reception of the report of inspections, Tenant shall present Landlord a written acceptance or opposition of the delivery of the Leased Real Estate.
At the Date of Delivery primary sanitary, electrical, and potable water accesses at connection points must have been completed and shall be in good order and operating condition.
Landlord and Tenant shall agree in writing on or before the Date of Delivery, on a list of pending works (hereinafter the "Punch List"). The Punch List shall specify the civil, architectural, mechanical and electrical items that are incomplete which, in the aggregate, are minor in character and do not materially interfere with Tenant's future works in the Leased Real Estate, in accordance with the provisions of this Lease.
Punch List items works that have not been completed on the Date of Delivery shall be completed by Landlord within thirty (30) calendar days following the Date of Delivery, unless otherwise stated.
Notwithstanding anything to the contrary in this Lease, Tenant's acceptance of the Leased Real Estate shall not be deemed a waiver of Tenant's right to have defects in the Leased Real Estate repaired at Landlord's sole expense. Tenant shall give notice to Landlord whenever any such defects become reasonably apparent, and Landlord shall repair such defects as soon as practicable.
In the event that there is a dispute on the Substantial Completion report triggering the Date of Delivery, both the Tenant and the Landlord agree to submit such dispute to an Engineers and Architects Board Arbitration process, in accordance with 'the procedural rules of such institution. The arbitration procedure shall not last more than thirty days and shall determine whether the Leased Real Estate complies with the plans and specifications detailed herein, and both parties will abide by this decision, however the arbitration process will not interfere with the Rent Commencement Date. If the Arbitration process determines that the works are not in compliance, the Lease Real Estate shall not be deemed as delivered, and the Landlord must initiate within five (5) days any additional work required to complete the Leased Real Estate. In such case Landlord shall also return to the Tenant any Rent paid since the supposed Date of Delivery, however, if the Arbitration Process determines that the works are in compliance, Landlord shall keep all Rent previously paid by Tenant. The fact that the Arbitration process has determined that the Leased Real Estate complies with the specifications does not preclude Tenant's right to present claims based on hidden defects in the Leased Real Estate.
The rights and obligations of Landlord with regards to the construction of the Leased Real Estate, and the rights and obligations of Tenant to enter the Leased Real Estate on the Date of Delivery, shall be effective upon the execution of this Agreement. Legal effects regarding the use and enjoyment rights, as well as Tenant's obligations to pay rent and any other rights and obligations as park tenants, shall commence as of the Date of Delivery of the Leased Real Estate.
Landlord shall notify Tenant in writing of any delays on the schedule caused by the Tenant or its contractors, in which case the agreed Date of Delivery shall be extended one day for every day of Tenant's delay. If due to changes in the scope of Exhibit One requested by Tenant, or for causes attributable to the Tenant there is a delay in the delivery of the Leased Real Estate (hereinafter a "Tenant Delay"), the Tenant shall begin to pay Rent (as defined in section 2.00 hereof), on the original projected Rent Commencement Date. Notwithstanding the foregoing, the payment of service fees agreed on clause 2.00 hereof, shall commence as of the Date of Delivery (as defined in this section 2.02).
Parties hereby acknowledge that Landlord shall not be responsible for delays in obtaining permits or in beginning or completing any works, due to the lack of such permits, when it has diligently requested them according to local customary practice, and has not obtained them due to delays by the authority or entity in charge of such permits, in which case, the Date of Delivery shall be adjusted in the same term of the delay.
2.03    Delays not Attributable to the Tenant
If the delivery of the Leased Real Estate does not take place on or before the expected Delivery Date, and such Delay is not due to a Tenant Delay, the Landlord shall acknowledge in favor of the Tenant a Fine, as a fixed and sole compensation for damages or losses, that shall be equivalent to the amount of one day's Rent, per day of delay.

The relevant fine shall be deducted by applying a twelfth of the amount in each month of this Lease Agreement to complete twelve months of deductions to cover for such penalties. In accordance with Article 705 of Costa Rican Civil Code, the Tenant guarantees and acknowledges that it will not file any lawsuits or claims to recover additional amounts from the Landlord originated in a failure to deliver the Leased Real Estate in a timely manner for causes attributable to the Landlord, its contractors, agents or employees. Furthermore, Tenant will hold the Landlord harmless after having received the compensation provided for in accordance with this section. Additionally, Tenant accepts that it shall not file a claim against the Landlord or attempt to collect any losses, damages, penalties, expenses, disbursements or amounts, including but not limited to, legal fees or expenses, request a sum for damages or losses, if due to Force Majeure, acts of God, or other causes not attributable to the Landlord, if is not possible to deliver the property on the date convened herein.
2.04    Security Deposit
With the execution of this Lease Agreement, the Landlord has received from the Tenant, six thousand one hundred and twenty dollars (US$6,120.00) an amount equivalent to one month's rent. Such security deposit shall serve as security for this Agreement, and such amount shall be retained by Landlord as a security deposit for the purposes described in this Agreement (the "Deposit"). The Deposit shall serve as a guarantee to cover the payment of outstanding services, repairs and any other obligation derived from this Agreement, to the Landlord's satisfaction. The Landlord shall have the right, but not the obligation, to use the Deposit to settle outstanding rent payments. Tenant authorizes Landlord to use the Deposit to cover the expenses of obtaining construction permits for additional construction works requested by Tenant. If all or part of the Deposit were used by the Landlord for any of the aforementioned items, the Tenant shall have an obligation to reinstate the used amount within five (5) calendar days following notice of its use by the Landlord, unless such use is made upon termination of the lease, in which case the remnant, if any, shall be returned by the Landlord to the Tenant in the sixty (60) calendar days following the date on which this Agreement is terminated, and prior verification that all utilities bills corresponding to the Tenant are fully paid. The Deposit shall not bear any interest for the benefit of the Tenant.
2.05    Bank Guaranty
With the execution of this Lease Agreement, the Landlord has received from the Tenant, a Bank Guaranty issued by the National Bank of Paris, for the sum in Euros equivalent to two hundred and fifty thousand dollars, at the exchange rate of the issuance date of the guaranty, which shall serve as a guaranty for the compliance of Tenant's obligations under the Lease Agreement, as well as a guaranty for the compliance of Tenant's obligations under an independent lease agreement between the parties for the lease of a manufacturing area of two thousand five hundred and twenty (2520) square meters (approximately 27,125 square feet). The Bank Guarantee shall remain valid from the date of execution of the first of any of these leases, and until one month after the termination of the last one, and shall survive any assignment, as well as any other lease of Tenant with Landlord.
Upon termination of the Lease, Landlord will withhold from the Security Deposit any unpaid obligations of Tenant to Landlord under the Lease Agreement, including utilities, and refund to Tenant the balance of the Security Deposit within sixty (60) days, as established in Section 2.04 above. Landlord will also withhold the Bank Guaranty until any further unpaid obligations of Tenant to Landlord under the Lease Agreement or other lease agreements signed among the parties, including utilities, are dully paid. If after thirty (30) days of giving notice to Tenant of any outstanding obligations these are not paid, Landlord shall execute the Bank Guaranty for the amount owed.
Section Three: Tenant's Rights and Obligations
3.00    Restrictions of the Leased Real Estate
The Tenant:
a)    shall not modify the purpose of the Leased Real Estate without prior authorization of the Landlord:
b)    shall not carry out within the Leased Real Estate, any type of activity that produces noises, smells or disturbing activities to other occupants of Coyol Free Zone or other neighbors of the area where the Leased Real Estate is located, beyond what is customarily expected form a medical devices production plant;
c)    accepts that the activities performed in the Leased Real Estate shall not produce emanations that can adversely affect the environment or people's health, and that the execution of such activities shall at all times comply with the corresponding local and national regulations;
d)    shall not use the Leased Real Estate for the storage of flammable or dangerous substances, materials or chemicals unless such substances, materials or chemicals are used in their manufacturing operations. In these cases, the Tenant must communicate in writing such circumstance to the Landlord, including a list describing such items. The substances, materials, or chemicals should be properly stored in accordance with the applicable laws, regulations, and any other safety provisions.
3.01    Coyol Free Zone Regulation
The Tenant shall respect at all times Coyol Free Zone's Internal Regulations, and the Condominium Bylaws, in its current text and its amendments. Said regulations, which the Tenant recognizes and accepts, are hereby attached to this Agreement as Exhibit Two.
3.02    Repairs and improvements
The Landlord shall be obligated to maintain, at its expense, the Leased Real Estate in general, including but not limited to, the exterior structural elements, exterior pluvial, and sewage water systems, as well as pay for all other maintenance fees or repairs derived from the normal wear and tear of the exterior of the Leased Real Estate. The Landlord shall cooperate with Tenant to enforce all such guarantees with respect to the Leased Real Estate which will reduce Tenant's maintenance obligations, but shall not be obligated to maintain at is expense the interior of the Leased Real Estate in general, even if such maintenance could be considered as necessary because of the normal wear and tear of the building. The Tenant shall bear the cost of any other repair such as broken glasses, burnt light bulbs, gaskets and, generally, any service accessory or accessories incorporated to the Leased Real Estate. Any damages or repairs caused, or generated by the Tenant's negligence or willful misconduct shall run at the Tenant's expense, as well as all of the secondary elements added to the Leased Real Estate by the Tenant. Notwithstanding the foregoing, the Tenant shall not, without the prior written consent of the Landlord which shall not be unreasonably withheld or delayed, make changes or adjustments to the Leased Real Estate, even if related to indoor or outdoor maintenance works. It shall not be necessary to obtain prior consent from the Landlord to make indoor changes, adjustments or maintenance works whenever these do not affect the Leased Real Estate's structure or are permanently affixed to the same. If authorization is received, all investments, non-removable improvements or the removals that once removed may cause damage to the Leased Real Estate, shall be for the benefit of the Landlord, without giving rise to the Tenant to request a deduction in the rent or an economic compensation for these upon termination of the lease's term.
3.03    Responsibility for damages
The Tenant shall be liable for any damage or loss incurred to or suffered by the Leased Real Estate, which is caused by or attributable to its employees, officers and/or agents, or by third parties or clients that visit or use the Leased Real Estate. Furthermore, it shall be responsible for the damages caused, by any of the aforementioned individuals, to common areas of the Coyol Free Zone.
Any form of damage caused by the Tenant, or any of the aforementioned individuals in this clause, shall be repaired by the Tenant, at its own expense, without the right to demand from the Landlord a reimbursement or cost deduction from the lease.
Repairs shall be initiated within a term no greater than eight (8) calendar days, except in cases of emergency, whereby they should be fixed immediately, allowing the Tenant to hire the workers it deems suitable. Prior to making the repairs, it shall have the approval in writing of the Landlord with regards to quality and work to be performed. In such cases, the Landlord must respond within the following twenty-four hours following the receipt of a written communication by the Tenant. Should the Landlord not respond within the aforementioned time frame, the authorization will not be deemed granted, but the eight (8) day period will not begin until the day after an affirmative response is rendered by the Landlord. If plans for repair works have not been initiated in the aforementioned term, the Landlord shall provide written notice to, the Tenant of said noncompliance and it shall provide to the Tenant a cure period of eight calendar days ("Cure Period") to initiate the repairs. If the Tenant does not initiate the repairs within the Cure Period, the Landlord may request the termination of the Agreement due to non-fulfillment and/or is fully authorized to deduct from the Deposit the necessary amount for repairs, and perform them on behalf of the Tenant.
By virtue of this clause, the Tenant's liability is comprehensive and includes any violation acts to the legal system, caused by Tenant's activities in or use of the Leased Real Estate, whether by its employees, officers and/or agents or by third parties or clients that visit or use the Leased Real

Estate, may these be civil, labor, environmental, health-related or any other sector, even when these acts are not subjected to an economic compensation.
3.04    Accidents
Except to the extent resulting from negligence or willful misconduct of the Landlord's employees, agents of invitees, as the case may be, the Landlord does not assume civil, penal, labor, or any other type of responsibility, for damages or losses incurred to the Tenant or third parties. Notwithstanding the foregoing, in no event shall the Tenant or Landlord be liable for business losses, motivated or as a consequence of accidents caused by the other party, its agents, contractors, employees or invitees, or resulting from fraud or fault of such other party, as well as due to force majeure, during the effective term of this lease agreement and its possible extensions.
3.05    Subleasing and Assignment of Rights
Tenant shall have the right to sublet all or part of the facility with prior approval of the proposed tenant by Landlord, which shall not be unreasonably withheld, provided the new Tenant is able to provide a Bank Guaranty satisfactory to Landlord, otherwise, Tenant shall remain jointly and severally liable against Landlord for all obligations in this Lease, not limited to monetary terms and conditions, and any already provided guarantees provided for the original Tenant, shall remain in favor of new tenant until the Termination Date of this Agreement. Otherwise, the Tenant may not sublease the Leased Real Estate, nor fully or partially assign this contract.
3.06    Acquisition of Permits
The Tenant shall be responsible to process and acquire all those permits necessary for its operation, in addition to the performance of activities carried out within the Leased Real Estate, such as, but not limited to, those permits and authorizations necessary for operating under a free zone regime. In the event that the Landlord authorizes any renovations or improvements on the property, the Tenant shall assume the costs, exclusively, for the permits, authorizations and other necessary acts for their execution. The Landlord shall cooperate with the Tenant in the acquisition of the corresponding permits or authorizations whenever its assistance is required for such purpose.
3.07    Signage
The Tenant shall not place, or allow the placement of signs or notices of any type, in any exterior area of the building or common areas of the Coyol Free Zone, other than the clearly designated sites by the Landlord for these purposes, and shall provide proper maintenance to such signs, so that they are in perfect condition always. Moreover, the Tenant shall comply with the signage specifications included in the Condominium Bylaws or other applicable documents to the Tenant by virtue of the present agreement.
3.08    Notice of failures or accidents to the Landlord
Except to the extent resulting from negligence or willful misconduct of the Landlord as the case may be, the Landlord does not assume civil, penal, labor, or any other type of responsibility, for damages or losses incurred to Tenant or third parties. Notwithstanding the foregoing, in no event shall the Landlord be liable for losses, motivated or as a consequence of accidents caused to it due to the. Tenant's responsibility, fraud or fault, as well as due to force majeure, during the effective term of this lease agreement and its possible extensions.
3.09    Compliance with the laws and applicable regulations
Tenant shall comply with, at its own cost and expense, and execute, whenever the case, the provisions of any laws, ordinances, rules, orders, acts, regulations, and legal requirements in effect applicable to the Tenant regarding the Leased Real Estate and the activities that Tenant will perform in the Leased Real Estate. In particular, but not limited to, it shall comply with the corresponding and applicable provisions of the Law of the Free Zone Regime and its regulations, as well as the Customs Law and its regulations. The Tenant shall exclusively bear all expenses resulting from the compliance with any legal regulations in effect. There shall be no liability under this Lease against Landlord for consequential damages, including but not limited to loss of profits.
3.10    Prohibition of Common Areas Obstruction
The obstruction of common areas of the Coyol Free Zone with equipment, vehicles, machinery, raw material or any other goods owned by the Tenant or his/her contractors, employees, dependents or visitors, or any other person related with him/her, is expressly prohibited. The Tenant must always supervise that common areas are free from obstructions caused by any of the persons mentioned in this clause. Particularly, the parking of vehicles owned by the Tenant's personnel or visitors in the main streets of the Coyol Free Zone is expressly prohibited. The Tenant accepts to pay a twenty five dollar fine per incident for parking and/or obstruction violations of these provisions, plus the cost of the obstruction removal resulting from the non-compliance with this provision. The amount corresponding to the fine shall be charged in the rent corresponding to the next month, and is subject to change by the Coyol Free Zone's administrator.
3.11    Prohibition of Transit Areas Obstruction
Sidewalks, entrances, passageways, elevators, stairs, lobbies and other common transit areas may not be obstructed, used or occupied differently for the entrance or exit of machinery, material, equipment, vehicles or persons, depending on the case, related with the activities developed by the Tenant. The Tenant must guarantee the compliance with this obligation on the part of his/her representatives, contractors, employees, dependents, visitors, and other related personnel.
3.12    Transfer of Material, Machinery, or Heavy Equipment
The Tenant may not move any equipment, goods or heavy machinery in and outside the building without the suitable means to avoid damaging the constructions located in the Leased Real Estate. Any damage resulting from the movement of the goods mentioned in this clause must be repaired by the Tenant pursuant to the terms established in clauses 3.03 of the present Agreement,
3.13    Other commitments

The Tenant shall, (a) Commit to the Condominium By-laws, and it shall remain a beneficiary of the Free Trade Zone Regime at all times, and keep all requirements to qualify as such in order and current. Finally, Tenant shall execute a Service Agreement with Landlord. (b) Upon termination of the Lease Agreement, Tenant may only remove that which is allowed by law. Tenant improvements not removed by Tenant will become the property of Landlord. Tenant agrees to pay for the removal and disposal of any tenant improvements that Landlord does not wish to keep.
4.00    Section Four: of the Landlord's Rights and Obligations
4.01    Payment of Taxes
The Landlord shall pay all applicable municipal and real estate taxes for the Leased Real Estate as well as all taxes required for the correct operation of the Coyol Free Zone. The Tenant shall pay all applicable taxes for its own activities to be carried on the Leased Real Estate, during the term this Agreement.
4.02    Inspection Right
The Landlord reserves the right to visit the Leased Real Estate at any moment, provided that they inform the Tenant at least twenty-four (24) hours in advance. Inspections referred in this clause must be done during Tenant's working hours, through its officers or third parties hired to that effect. Exceptionally, with prior authorization by the Tenant, inspections may be carried out off the regular working hours. Landlord shall comply with Tenant's security precautions and health and safety requirements during any such entry.
4.03    Ownership of the Goods Left in the Real Estate
After ten working days of the termination date of the present Agreement, for any cause imputable or not to the Tenant, or in case of eviction for noncompliance with the payment, any goods owned by the Tenant found inside the Leased Real Estate or in the common areas of the Coyol Free Zone shall be considered abandoned by the Tenant, with the exclusion of the goods described herein below. Therefore, the Landlord may take possession of the same. The Tenant waives any right to seek any compensation resulting from such circumstance.
Tenant will fabricate medical-standard clean room facilities inside the Leased Real State to accommodate its manufacturing operations. After the termination of the present agreement, said facilities may be useful to some other future tenant, and for that reason Landlord will make its best efforts to find a tenant that is interest in buying the facility from Tenant in order to lease the Leased Real Estate. If after three months of the termination of this Agreement no new tenant has been found interested in the facilities, Tenant will demolish the facilities within an eight-day period, returning the facilities to its original condition. Landlord shall guarantee complete access to Tenant in order to accomplish the demolition task.

If Landlord finds a new tenant within the three-month period, but which is not interested in the facilities, it shall give notice to Tenant. Tenant shall proceed with the demolition within an eight-day period, returning the facilities to its original condition.
Landlord may agree at any time after the termination of this Agreement to buy the facilities from Tenant.
4.04    Showing of Facilities
Prior to the termination of the Agreement or any extension, the Landlord shall have the right to show the Leased Real Estate to people, interested in leasing or purchasing it, during the last six months of the term in effect. The visits to show the Leased Real Estate must be scheduled by the Landlord within Tenant's working hours, and shall only require a prior verbal communication to the Tenant. Landlord shall comply with Tenant's security precautions and health and safety requirements during any such entry.
4.05    Entry Right on the part of the Landlord to Repair Damages
The Landlord, its employees or contractors, shall have the right to enter the Leased Real Estate in order to make repairs that might correspond to it, in accordance with this Agreement and the legislation in effect. Nevertheless, the Landlord must previously coordinate with the Tenant the time in which such repairs shall take place, trying as far as possible, and pursuant to the particularities of the repair, that its execution must be done on the less prejudicial moment for the normal functioning of the Tenant's activities.
4.06    Right of Sale of the Real Estate
The Landlord shall have the right to sell the Leased Real Estate to any third party during the term the Agreement.
4.07    Release of liability in case of accidents
The Tenant releases the Landlord from any responsibility for any accidents resulting from electricity, flood, gas or any other phenomena resulting or not from the Leased Real Estate usage, unless such were, caused by the gross negligence or willful misconduct of the Landlord. Tenant shall indemnify, defend, protect and hold harmless Landlord from all damages, liabilities, claims, judgments, actions, attorneys' fees, consultants' fees, costs and expenses arising from the negligence or willful misconduct of Tenant or its agents, contractors, employees or invitees, or the breach of Tenant's obligations or representations under this Lease.
4.08    Release of liability in case of robbery or theft
The Tenant discharges the Landlord from any responsibility for robbery or theft in the Leased Real Estate, unless the same was caused by negligence or imprudence, as defined under the Civil Code of the Republic of Costa Rica, on the part of the Landlord or the security company contracted by the Landlord.

4.09    Non waiver of rights
The fact that the Landlord does not require compliance with any of the terms and conditions herein established, may not be considered as a waiver to the rights and actions granted by means of the present Agreement or the legislation applicable to the case.
4.10    Insurance
The Tenant shall have an All Risk insurance to protect the goods of his/her property inside the offices. The Landlord, on the other hand, shall have All Risk insurance that includes the coverage against earthquake, fire, and any other damage resulting from nature to protect the Leased Real Estate up to a cold shell. Both, the Landlord as well as the Tenant, shall maintain their insurance at replacement values.. Neither the Landlord, nor the Tenant shall cover the deductibles of the other party, in case of loss. In no event shall Landlord be responsible to Tenant for consequential damages or losses.
Section Five: Termination of the Agreement
5.00    Moment of Termination
The Tenant shall remain obligated to pay Rent, as well as any other monetary obligations, and to comply with any terms and conditions of this Agreement, until it has returned the Leased Real Estate to Landlord, even if it has previously vacated the same. The Leased Real Estate shall be clean when delivered, with swept floors.
5.01    Termination in advance on the part of the Tenant
If prior to the delivery of the Leased Real Estate, or at any time prior to the termination of the agreed term of this Agreement, the Tenant wishes to terminate the Agreement, it must provide prior written notice to the Landlord six (6) months in advance of the expected termination date. As compensation for the termination in advance of the Agreement, Tenant shall pay Landlord the totality of the monthly rental fees (total Rent).
5.02    Events of default by Tenant and termination of agreement by Landlord.
Landlord may terminate the Lease Agreement without the need of a Cure Period due to: a) non-compliance by Tenant in respect to all obligations of the Free Trade Zone Regime, and if it is not a beneficiary of the Free Trade Zone Regime; b) In case the payment of Rent and Service Fee is obtained from the execution of the Bank Guaranty according to Section 2.05 above and Tenant does not reissue or reinstates the Bank Guaranty to its full original value, within ten (10) business days after payment is made by the issuing bank; and Tenant shall pay compensation for the early termination as indicated in Section 5.03 below, without prejudice of further indemnities.
Landlord may also terminate the Lease Agreement after the Cure Period, as defined below, due to non-compliance on the part of the Tenant with the obligations established in the Lease

Agreement or any other cause expressly authorized by the legislation in effect ("Events of Default"). Once the Landlord detects an Event of Default, it will communicate so in writing to the Tenant.
Tenant will have seven (7) calendar days ("Cure Period") subsequent to the receipt of the communication to remedy any of the following defaults: a) Failure to comply with restrictions of use of the Leased Real Estate as per the Lease Agreement and Condominium By-laws; b) Failure to comply with the responsibility for damages to the Leased Real Estate and Condominium by Tenant (including its employees, officers and/or agents, or by third parties or clients that visit or use the Leased Real Estate); c)Failure to comply with obtainment and maintenance of all construction and operation permits in order, c) Non- compliance with all applicable laws and regulations, and d) noncompliance with the Other Commitments in Section 3.13 above, expect the obligation to, remain a beneficiary of the free trade zone regime that will have no Cure Period.
Tenant will have thirty (30) calendar days ("Cure Period") if it fails to comply with any other obligations provided in the Lease Agreement, not specifically referred to in the foregoing paragraph, subsequent to the receipt of a communication to remedy the situation causing such non-compliance.
If the Tenant does not amend the situation that originated the communication during the Cure Periods provided, or gives a satisfactory response to Landlord, at least requesting an extension of the Cure Period, or if such response is unreasonable, Landlord will be entitled to terminate, the Lease Agreement with responsibility for Tenant, and Landlord will have the right to be compensated in accordance with Section 5.02 above.
5.03    Events of default by Landlord and termination in advance on the part of the Tenant
Non-compliance on the part of Landlord with the obligations established in the Lease Agreement or any other cause expressly authorized by the legislation in effect ("Events of Default") will be considered a breach. Once the Tenant detects an Event of Default, it will communicate so in writing to Landlord. Tenant will have thirty (30) calendar days ("Cure Period"), subsequent to the receipt of a communication to remedy the situation causing such non-compliance.
If the Event of Default makes the Leased Real Estate materially unusable to Tenant for its intended purpose, Landlord shall have seven (7) calendar days ("Cure Period") subsequent to the receipt of the communication to remedy the Event of Default. If the Event of Default is not corrected after the Cure Period, or gives a satisfactory response to Tenant, at least requesting an extension of the Cure Period, or if such response is unreasonable, Tenant will be entitled to take all actions established in the Lease Law of Costa Rica (Ley General de Arrendamientos Urbanos y Suburbanos), including the cure of such default itself at Landlord's expense, if applicable.
Section Six. Final and Miscellaneous Provision
6.00    Communications and Notices
Any notice that the Parties are required to make in accordance with this Agreement, shall be made in writing by means of a personal delivery or any other written means, in which the remission and reception date are irrefutably recorded, and sent to the following addresses and during office hours. Notices shall be deemed delivered on reception date.

a) to the Landlord:
At the administrative offices of Coyol Free Zone, located in Coyol Free Zone administrative building. Fax number (506)
2434 2407. Copy to ANS, to the attention of Catalina Soto, fax number (506) 2201-8850.

b) To the Tenant:	Feinzaig, Scharf & van der Putten, Torre Mercedes Building, Paseo Colon, San Jose. Fax number 2295 6644. Addressed to Luis Gutierrez.
6.01    Governing Law and Dispute Resolution
This Agreement shall be interpreted and governed by the laws of the Republic of Costa Rica.
Any and all disputes, claims, differences, disputes or controversies arising out of or in relation to any aspect of this Agreement, its business matter, performance, liquidation, interpretation, validity or any breach thereof, shall be resolved by arbitration in accordance with the bylaws of the International Center for Conciliation and Arbitration of the Costa Rican-American Chamber of Commerce ("CICA"). The parties hereby agree to submit voluntarily and unconditionally to its rules and bylaws and claim knowledge thereof. Any such arbitration shall be conducted in the Spanish language.
6.02    Amendments to the Agreement
Any agreed modifications to the present Agreement must be done in writing and signed by the Parties. This clause shall be of special application for anything related with the lease price and its form of payment; therefore, no modification may be alleged, unless the previous procedure is followed.
6.03    Estimation
The present Agreement is estimated for tax purposes in the sum of seventy three thousand four hundred and forty dollars (US$73,440.00) legal currency of the United States.
6.04    Recordation.
Subsequent to execution, any party may at its sole discretion and expense, register this Lease and all Exhibits thereto in the National Public Registry of Costa Rica.
6.05    Vested Rights
The Tenant recognizes that this Agreement shall not create any right of use or other intangible right, by virtue of which the eventual increase in the commercial value of the real estate shall be recognized for its use or occupation, and that in case such rights ever arise in accordance with any applicable legal regulation or commercial practice, Tenant hereby assigns such right to the Landlord in the amount of one dollar, legal currency of the United States of America. The Tenant recognizes that this provision is essential on the part of the Landlord to enter into the present Agreement.
6.06    Headings
The titles used as headings for each clause and chapter of this Agreement are introduced to ease its reading and shall not be considered as part of the text thereof, to interpret its contents.
6.07    Incorporation of Exhibits
The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.
6.08    Survival
All indemnities contained in any section of this Agreement shall survive the expiration or other termination of this Agreement with respect to acts or events occurring or alleged to occur during the term of this Agreement and are expressly made for the benefit of, and shall be enforceable by any or all of the indemnified Parties.
6.09    Severability
If any of the provisions of this Lease shall contravene or be invalid under the laws of the country, province, municipal, state or jurisdiction where it is applied, such contravention or invalidity shall not invalidate the Lease or any other portions thereof and the remainder of this Lease or the application thereof to other persons or circumstances shall not be affected thereby.
6.10    Counterparts
This Agreement may be executed in counterparts, each of which when executed and delivered shall be deemed an original. Such counterparts shall together (as well as separately) constitute one and the same instrument.
6.11    Confidentiality
Landlord and Tenant each agree to respect and preserve the confidentiality of all "Confidential Information" received from the other. "Confidential Information" means (i) the existence and contents of this Lease Agreement, and (ii) any information of a proprietary or confidential nature relating to the business or the assets of Tenant or Landlord, or any of their respective affiliates or related companies that is not public information known by either of the parties prior to the date of this Letter of Intent or the Lease. Neither party will disclose Confidential Information of the other party except disclosure to its (or its affiliates) respective directors, principals, officers, employees, advisors, agents, lenders and consultants to the extent necessary to perform its obligations under this Lease Agreement or as otherwise required by law, by court order, or by obligations imposed on the disclosing party pursuant to any listing agreement with any national securities exchange.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.
(SIGNATURE PAGE FOLLOWS)

/s/ Juan José Chacón Quirós
Juan José Chacón Quirós

Date and Place:	San Jose, CR, 07/11/2009

By: Establishment Biotech S.A.
Tenant

/s/ André Garnier Kruse		/s/ Álvaro Carballo Pinto
André Garnier Kruse		Álvaro Carballo Pinto

Date and Place:	20 Nov, SJ, CR	Date and Place:	20 Nov, SJ, CR

By/ Zona Franca Coyol S. A.
Landlord

LIST OF EXHIBITS

Exhibit One:	Shell Building Scope of Work.

Exhibit Two:	a) Condominium By-laws and b) Park Regulations

Exhibit Three:	Usage regulation of the Sewage Treatment Plant.

Exhibit Four:	Service Agreement

Exhibit One: Shell Building Scope of Work

SENSIENT PROJECT	CONSTRUCTION DESCRIPTION

CONSTRUCTION DESCRIPTION
BIOTECH TEMPORARY SPACE
SHELL BUILDING SCOPE OF WORK

Landmark facts:

General description:
The project consists of a cold shell manufacturing building. Includes all exterior works such as parking lot, loading docks gardens and landscaping. All designs comply with Costa Rican construction codes; soil surveys are available for tenant's review. This facility will be part of a Multitenant Building.

Construction areas:
Cold Shell Manufacturing Area: 720.00 square meters (7,750.02 square feet).
Parking and loading areas: An exterior parking lot for 4 vehicles, including handicap parking spaces and access ramps as per code. Loading area with dock for one container

SENSIENT PROJECT	CONSTRUCTION DESCRIPTION

Manufacturing Area:

Number of floors:	One floor (ground level).
Structure:
Made of either pre-cast reinforced concrete or metal columns, beams, girders and gutters, with 25 meter maximum spam between columns. Minimum clearance up to lower part of roof beams is 6.50 meters. Design complies with Costa Rican Seismic Code, Revision 2002 (latest version).

Foundations:	Built with reinforced concrete.
Gutters:	Built with either pre-cast reinforced concrete as part of building structure or galvanized/enameled steel.
Closings:
Built with a combination of concrete/masonry, concrete panels, glass windows and drywalls (e.g. Durock, Densglass, etc.).
Lateral interior partitions in the Multitenant building will be removable to allow future expansion and isolate each tenant's space. These walls will be supported by asecondary metal structure and will be made of two layers of enameled steel with 1.5" insulation.

Paint:
The manufacturing building will be fully painted with one basecoat and one finish coat in the outside only, no painting will be applied in the inside. Paint will be acrylic type by Sherwin Williams, "Weather Perfect" or similar. Colors will be defined by Coyol Free Zone.

Glass:	Floated glass class B with color on aluminum frames with anodized paint. Thickness complies with local regulations and in the two floors lobby, safety film will be applied.
Doors:
Loading dock will have a 2.45 meters (horizontal) by 2.75 meters (vertical) metal overhead door, to be operated manually (upgradeable to motor+ seals+ levelers, as leasehold improvements). There will be access metal doors for pedestrians without anti-panic hardware, according to Costa. Rican regulations.

Roof cover:
Compound system consisting of two TS-20 type galvanized steel layers with insulation in the middle. Roof cover will be waterproof. Testing will be done with water pump and hose simulating a maximum precipitation of 144.4 mm/hr.
Storm water downspouts will be made of Polyvinyl chloride (PVC) SDR-26 and they will be visible in manufacturing area.

SENSIENT PROJECT	CONSTRUCTION DESCRIPTION

Flooring:
Manufacturing floor consists of a 0.15 meter thick slab made of MR 35 steel reinforced concrete. This floor is designed with the following parameters: Floor Flatness of 35, and Floor Leveling of 25. The manufacturing floor is designed to support alive load of 5 Ton/m2. Elastomeric fill for construction and control joints or between slab on grade and building walls is not included. No concrete sealant is included.

Exterior Works:

Parking:	Parking areas for 4 vehicles, pavement is either asphalt, concrete or concrete pavers, located at the exterior of the building.
Loading docks:	Loading dock for 1 container is provided.
Sidewalks:	Sidewalks provide access to parking areas, main and employee's entrances.
Canopies:	A canopy will be provided for: • Lobby entrance • Emergency doors
Landscaping:	Garden and lawn surround the building.
Systems:
•
Full storm water connection (from roofs and exterior areas to Condominium's general collector) capable of handling peak intensity of 144.4 mm/hr, with a return period of 5 years and a concentration factor 12.39 minutes.
•
1 Potable water connection at ground level from the closest point of Condominium's network. Provided connection will have 38 mm, diameter with service pressure of 70 psi.
•
1 sewage connection at ground level from Condominium's collector. Provided connection will have. 100 mm diameter.
•
Automatic Irrigation system connected to tenant water meter and electrical panel.
•
Exterior lighting for architectural accents around manufacturing building will have reflector type fixtures. Lighting at parking areas will be by means of either poles or bollard type fixtures. Light fixtures and bulbs will be for external use.

SENSIENT PROJECT	CONSTRUCTION DESCRIPTION

•
One 3-phase middle voltage connection will be given at a switchgear located at the closest point of Condominium's network with the following specifications: underground load interrupting overcurrent protection in deadfront, compact construction switch equipment connections for a Max. Voltage of 38KV, 150 KV BIL, 600 continous amps, 12kA Asym momentary, 12 kA asym Close/Fault. The switch equipment includes:.resettable, fuseless protection, single and 3-phase trip, wide-variety of protection emulation curves including ground fault, removable tamper-resistant enclosures, minimal maintenance, multi-way switch configurations and cable entrance flexibility, complying with ICE requirements.
•
10 pair copper cable connected from ICE'S telecommunications system to a distribution panel inside theofficeS. The cable should comply with ICE telecommunications specifications for outdoor underground installations.

The Allowance does not include:

•	Automatic transfer switch, or back up generator.

•	Additional internal windows

•	Private bathrooms

•	Special finishing for walls

•	Insulations for interior partitions

•	Closets, equipments or furnishings

•	UPS or telecom equipments

•	Alarms, close circuit TV, special security programs

•	Neither electrical nor mechanical interior installations, other than those described as part of the scope for Manufacturing Building and Office Space.

•	Raised floorings or special finishing on tiles or carpets

•	Structured cable and systems (voice/data network)

•	Pad mounted transformer, main substation and conduits/cables between these equipments and from switchgear to pad mounted transformer.

•	Air compressor

•	Telecom and data transmission network and equipments

•	Precision A/C or dedicated A/C for computer rooms

•	FM-2000 or special fire systems, like sprinklers and Smoke detectors

•	Furniture, or kitchen equipments

•	Chemical storage area

•	Ventilation systems

•	Electrical room.

•	Mechanical room.

•	Canopies for parking areas.

SENSIENT PROJECT	CONSTRUCTION DESCRIPTION

•	Polyethylene vapor barrier under slab on grade.

•	UPS or telecom equipments.

•	Alarms, close circuit TV, special security programs.

•	Internal mechanical installations other than those indicated.

•	Raised or special floor finishes.

•	Air conditioning for manufacturing building.

•	Utility yard or equipment pads.

•	Interior finishes,other than those specified in the scope of work.

•	Dock levelers, seals or any accessory not specified in the Manufacturing Area scope of. work.

•	Interior partitions for manufacturing building.

•	Interior windows for manufacturing building.

•	Bathrooms for manufacturing building.

•	Neither electrical nor mechanical installations inside manufacturing building.

•	Fire protection system (tank, pumps, cabinets, accessories, etc.).

•	Smoke detectors or sprinkler systems.

•	Special finishing for walls or movable walls.

•	Closets, equipments or furnishings other than kitchenette.

•	Optical fiber connection to Condominium's network

•	Air conditioning for manufacturing building.

•	Interior finishes other than those specified in the scope of work.

SENSIENT PROJECT	CONSTRUCTION DESCRIPTION

Exhibit Two: a) Condominium By-laws and b) Park Regulations

Exhibit Three: Usage regulation of the Sewage Treatment Plan

FIRST AMENDMENT TO LEASE AGREEMENT
Entered into at the city of San Jose, on the twenty second day of the month of October of the year 2010, between:
ZONA FRANCA COYOL, S. A., corporate identification card number three- one hundred one-four hundred and twenty thousand five hundred twelve, (the "Landlord"), registered in the Mercantile Section of the Public Registry under book five hundred sixty, entry ten thousand three hundred and seventy eight, consecutive one, hereon represented by Huber André Garnier Kruse, personal identity card number one- four hundred sixteen- one thousand three hundred forty four, and Álvaro Carballo Pinto, personal identity card number one - five hundred and thirty six - six hundred and fifty five, acting jointly and with sufficient authority for the execution of this lease agreement which legal representation is duly recorded in the Mercantile Section of the Public Registry under book five hundred and sixty five, entry eleven thousand five hundred and ninety two, consecutive one.
for the one part and for the other,
ESTABLISHMENT LABS S. A. corporate identification number three- one hundred one- three hundred and sixty six thousand three hundred and thirty seven, (the "Tenant"), registered in Mercantile Section of the Public Registry under book five hundred seventy four, entry sixty six thousand three hundred and seventy nine, represented by Juan José Chacón Quirós, personal identity card number one - eight hundred twenty two - zero zero six, and François-Xavier Badoit, with French passport number zero three TH eight three three five eight, acting jointly with sufficient authority for the execution of this lease agreement which legal representation is duly recorded in the Mercantile Section of the Public Registry under book two thousand and nine, entry two hundred twenty six thousand seven hundred and forty eight - one.
Whereas
1.A Lease Agreement was executed on November 1st, 2009, by and between Zona Franca Coyol S.A as Landorld, and Establishment Labs S. A. (previously "Establishment Biotech S.A.") as Tenant, hereinafter the "Lease Agreement". All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Lease Agreement.
2.Parties want to extend the term of the Lease Agreement.
Now therefore in consideration of the mutual promises herein made, and the representations, warranties, and covenants herein contained, and incorporating the above recitals, the Parties have agreed to execute this First Amendment to the Lease Agreement (hereinafter, referred to as the "Amendment")

FIRST: Parties agree to modify and substitute Section 2.01 of the Lease Agreement, and therefore, froni this day forward it shall read:
"2.01 Term of the Lease
The term of the lease shall be effective as of the date of execution of the lease and until Octbber 31st, 2013 (the 'Lease Term'), with extensions of the term, if any, by mutual written agreement of both parties."
SECOND: The execution of this Amendment does not affect the legal effect of any clauses of the Lease, Agreement applicable to Leased Real Estate not specifically referred to in this Amendment. All provisions of the Lease Agreement not specifically referred to in this Amendment shall keep their full validity and effect.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

/s/ Juan José Chacón Quirós	/s/ François-Xavier Badoit
Juan José Chacón Quirós	François-Xavier Badoit

By: Establishment Labs S.A.
Tenant

/s/ André Garnier Kruse	/s/ Álvaro Carballo Pinto
André Garnier Kruse	Álvaro Carballo Pinto

By: Zona Franca Coyol S. A.
Landlord

SECOND AMENDMENT TO LEASE AGREEMENT
Entered into at the city of San José, on the 24th day of the month of September of the year 2012, the "Effective Date" between:
ZONA FRANCA COYOL, S. A., corporate identification card number three- one hundred one-four hundred and twenty thousand five hundred twelve, (the "Landlord"), registered in the Mercantile Section of the Public Registry under book five hundred sixty, entry ten thousand three hundred and seventy eight, consecutive one, hereon represented by Huber André Garnier Kruse, personal identity card number one- four hundred sixteen- one thousand three hundred forty four, and Álvaro Carballo Pinto, personal identity card number one - five hundred and thirty six - six hundred and fifty five, acting jointly and with sufficient authority for the execution of this lease agreement which legal representation is duly recorded in the Mercantile Section of the Public Registry under book five hundred and sixty five, entry eleven thousand five hundred and ninety two, consecutive one.
for the one part and for the other,
ESTABLISHMENT LABS S. A. corporate identification number three- one hundred one- three hundred and sixty six thousand three hundred and thirty seven (before ESTABLISHMENT BIOTECH S. A.), (the "Tenant"), registered in Mercantile Section of the Public Registry under book five hundred seventy four, entry sixty six thousand three hundred and seventy nine, represented by Juan José Chacón Quirós, personal identity card number one - eight hundred twenty two - cero cero six, acting with sufficient authority for the execution of this lease agreement which legal representation is duly recorded in the Mercantile Section of the Public Registry under book two thousand and nine, entry two hundred twenty six thousand seven hundred and forty eight - one.
Whereas
1.    A Lease Agreement was executed on November 1st, 2009, by and between Zona Franca Coyol S. A. as Landlord, and Establishment Labs S. A. as Tenant, hereinafter the "Lease Agreement", with a term ending on October 31st, 2010.
2.    On July 31st, 2010, Parties agreed to extend the term of the lease until October 31st, 2013.
3.    Parties want to further extend the term of the Lease Agreement until October 31st, 2015.
4.    Parties wish to substitute the Bank Guaranty with a Corporate Guaranty.
5.    Tenant is owing Landlord Rent, Park Services Fees, and parking space rental fees from February 29th, 2012 and until September 30th, 2012, for a total amount of sixty eight thousand and thirteen dollars and ninety five cents (US$68,013.95), hereinafter the "Outstanding Fee", and Parties wish to establish a payment agreement.

6.    All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Lease Agreement.
Now therefore in consideration of the mutual promises herein made, and the representations, warranties, and covenants herein contained, and incorporating the above recitals, the Parties have agreed to execute this Second Amendment to the Lease Agreement (hereinafter, referred to as the "Amendment")
FIRST: Parties agree to modify and substitute Section 2.01 of the Lease Agreement, and therefore, from this day forward it shall read:
"2.01 Term of the Lease
The term of the lease shall be effective as of the date of execution of the lease and until October 31st, 2015 (the 'Lease Term'). An automatic five year extension under the same terms will be available at Tenant's option, subject to a notice accepting the automatic extension by Tenant to Landlord, at least three (3) months prior to the termination of the current Lease Term, with additional extensions of the term, if any, by mutual written agreement of both parties."
SECOND: Parties agree to substitute the Bank Guaranty of the Lease, therefore, on this date, Landlord has returned Tenant the Bank Guaranty to Tenants' entire satisfaction, and Tenant has delivered to Landlord a Personal Guaranty by EL's stockholders, as attached hereto, the "Stockholder Guaranty". The new Stockholders Guaranty is included in the Lease as Exhibit Five. By virtue of the above, Parties agree to modify and substitute Section 2.05 of the Lease Agreement, so that from this day forward it shall read:
"2.05 Stockholders Guaranty
In addition to the Deposit, Tenant has delivered to the Landlord a Guaranty issued personally by the EL Stockholders, attached hereto as Exhibit Five (the "Stockholders Guaranty"). The Stockholders Guaranty shall serve as a guarantee for the compliance of Tenant's obligations under this Lease Agreement and shall remain valid from the date hereof until sixty (60) days after the Termination Date.
Upon termination of the Lease, Landlord will withhold from the Security Deposit any unpaid obligations of Tenant to Landlord under the Lease Agreement, including utilities, and refund to Tenant the balance of the Security Deposit within sixty (60) days, subject to the conditions provided above. Provided the Security Deposit is not sufficient to cover it, Landlord will also withhold the Stockholders Guaranty until any further unpaid and undisputed obligations of Tenant to Landlord under the Lease Agreement or other lease agreements signed among the parties, including utilities, are duly paid. If after thirty (30) days of giving notice to Tenant of any outstanding and undisputed obligations these are not paid, Landlord shall execute the Stockholders Guaranty for the amount owed. In any case

Tenant shall have the right to receive back any documents related to such Stockholders Guarantee against the payment of an amount equal to the due and disputed payments."
THIRD: Tenant shall pay Landlord the Outstanding Fee in thirty six (36) equal monthly installments of one thousand eight hundred and eighty ninety dollars and 28/100 (US$1,889.28) plus interest. The Outstanding balance shall generate interest at a fixed annual rate of Libor plus six point five per cent (6.5%) of Outstanding Fee balance, which shall be applied starting on October 31st, 2012.
The monthly payments shall be made by Tenant together with the payments of the regular rental fees, and shall be considered Rent for all legal effects of the agreement, including the guaranty of such payments by means of the Corporate Guaranty.
FOURTH: Parties agree to modify and substitute Section 5.01 of the Lease Agreement, and therefore, from this day forward it shall read:
"5.01 Termination in advance on the part of the Tenant
If at any time prior to the termination of the agreed term of this Agreement, the Tenant wishes to terminate the Agreement, it must provide prior written notice to the Landlord six (6) months in advance of the expected termination date. As compensation for the termination in advance of the Agreement, Tenant shall pay Landlord the totality of the monthly rental fees (total Rent) owed to complete the entire term of the lease agreement, as well as the entire Outstanding Fee and interest still pending."
FIFTH: The execution of this Amendment does not affect the legal effect of any clauses of the Lease Agreement applicable to Leased Real Estate not specifically referred to in this Amendment. All provisions of the Lease Agreement not specifically referred to in this Amendment shall keep their full validity and effect.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

Juan José Chacón Quirós
By: Establishment Labs S.A.
Tenant

/s/ Juan José Chacón Quirós
Juan José Chacón Quirós

By: Establishment Labs S.A.
Tenant

/s/ André Garnier Kruse	/s/ Álvaro Carballo Pinto
André Garnier Kruse	Álvaro Carballo Pinto

By: Zona Franca Coyol S. A.
Landlord

THIRD AMENDMENT TO LEASE AGREEMENT
Entered into at the city of San José, on the 7th day of the month of August of the year 2015, the "Effective Date" between:
ZONA FRANCA COYOL, S.A., corporate identification card number three- one hundred one- four hundred and twenty thousand five hundred twelve (the "Landlord"), registered in the Mercantile Section of the Public Registry under book five hundred sixty, entry ten thousand three hundred and seventy nine, consecutive one, hereon represented by Álvaro Carballo Pinto, personal identity card number one - five hundred and thirty six - six hundred and fifty five, and Huber André Garnier Kruse, personal identity card number one- four hundred sixteen- one thousand three hundred forty four, acting jointly and with sufficient authority for the execution of this second amendment to the lease agreement, which legal representation is duly recorded in the Mercantile Section of the Public Registry under book five hundred and sixty five, entry eleven thousand five hundred and ninety two, consecutive one, as certified in Exhibit One.
For the one part and for the other,
Establishments Labs, S.A., corporate identification card number three- one hundred one- three hundred and sixty nine thousand three hundred and thirty seven (the "Tenant"), registered in the Mercantile Section of the Public Registry under book five hundred seventy four, entry sixty six thousand three hundred and seventy nine, consecutive one, hereon represented by Juan José Chacón Quirós, with personal identity card number one - eight hundred twenty two- zero zero six, with sufficient authority for the execution of this third amendment of the lease agreement which legal representation is duly recorded in the Mercantile Section of the Public Registry under book two thousand and nine, entry two hundred twenty six thousand seven hundred and forty eight, consecutive one, as certified in Exhibit One.
Both, Landlord and Tenant jointly referred as "Parties"
Whereas
1.    Whereas a Lease Agreement was executed on November 1st, 2009, between Zona Franca Coyol as Landlord, and Establishment Labs S.A. as Tenant (previously "Establishment Biotec S.A."), for a period of one year ending on October 31st, 2010.
2.    Whereas the parties entered into a First Amendment to the Lease Agreement on July 31st, 2010, extending the term of the lease until October 31st, 2013.
3.    Whereas the parties entered into a Second Amendment to the Lease Agreement on September 24th, 2012, extending the term of the lease until October 31st, 2015.
4.    Whereas to Section 2.01 "Term of the Lease" of the Lease Agreement executed on November 1st, 2009, the parties can extend the "Term of the Lease" by mutual written agreement.

5.    Whereas Tenant provided to Landlord, a verbal request to extend the "Term of the Lease" as per section 2.01 "Term of the Lease" of the Lease Agreement.
6.    Whereas Tenant as of July 6th, 2015 is owing Landlord Rent, Park Services Fees, and parking space rental fees for a total amount of US$ 15.726,70 (fifteen thousand seven hundred and twenty six dollars with seventy cents), hereinafter the "outstanding fee". Such outstanding fee shall be honored by Tenant as per the Second Amendment terms.
Now, therefore in consideration of the foregoing and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties have agreed to execute this Third Amendment to the Lease Agreement (hereinafter referred to as the "Third Amendment"):
2.    Parties agree to modify subsection b) and c) of Section 2.00 "Rent", therefore, from this day on, such subsection b) and c) of Section 2.00 "Rent" shall be read as follows:
b)    Tenant will also pay all condominium fees, including ordinary and extraordinary fees as provided by the Condominium General Assembly. Current Ordinary Condominium monthly fee has been established at the current rate of US$0.614 per leased square meter of construction area. The monthly ordinary fee is subject to changes established by the Condominium Owners General Assembly; Tenant must pay any increases in this ordinary condominium fee established by the Condominium Owners General Assembly and Landlord shall not indemnify Tenant in any form as a result of these increases. If such fee surpasses US$0.614 per leased square meter provided herein, it shall be increased equally.
c)    Tenant will also pay any extraordinary condominium monthly fee as provided by the Condominium Owner's General Assembly at the rate established per leased square meter of construction area. Tenant must pay any increases in this extraordinary condominium fee established by the Condominium Owners General Assembly and Landlord shall not indemnify Tenant in any form as a result of these increases.
The Condominium fee includes the following services:
i)    Free Zone Perimeter security twenty four hours a day, all year round, including a) Access Control, b) Video Cameras at the vehicle and pedestrian access and its related equipment maintenance, and c) Perimeter Security.
ii)    Common Area Maintenance - CAM: a) cleaning of streets and Condominium common areas such as bus stops, sidewalks and common parking areas; b) maintenance of common gardens and green common areas (includes water fees only for these areas); c) Maintenance of original building's landscaping and green areas (any modifications or special requirements must be paid by the Tenant); d) access to wastewater treatment plant usage as per Wastewater Treatment Plant Usage Regulations; e) maintenance of sewer, potable and storm water pipes; f) general maintenance of infrastructure (sewer system, fiber optics and potable water system); h) Coordination service for exclusive bus transportation for the employees of the park.
The Condominium fee does not include the following services:
i)    Any costs of utilities or any other installations or services for the Premises utilities, not included in the additional monthly service fee as per Exhibit Six, including, without limitation, electricity, telecommunications and water, which shall be paid by Tenant in accordance with applicable fees, and usage shall be determined by the meters specifically installed for such purpose by the carriers of these services, or installed by Landlord, if necessary. Tenant acknowledges that third parties provide utilities and telecommunication services; as a result Landlord is not liable for any consequences on Tenant's operations or activities due to any interruption in such services.
ii)    Condominium fee does not include any cost of repair or replacement of any of the items or systems listed above when damage is derived or caused by Tenant, its employees, subcontractors or third parties hired by Tenant and Tenant will be responsible for all such related costs of repair and/or replacement of any damaged items or systems.
iii)    Water consumption for Premises green areas is not included in Condominium Fee, Tenant shall be responsible for cost of its own water consumption including Premises irrigation system.
iv)    Electronic Access ID cards for its employees. The original cost for each ID card is estimated at eight (8.00) dollars, legal tender of the United States of America, per card. All repositions of electronic access ID cards will be charged at twenty (20.00) dollars, legal tender of the United States of America, per card.
Garbage collection fee is not included in the Condominium fee; as a result garbage collection service has been established based on rented area of the Multitenant building by Tenant, which has been deemed as 4,78% of the total area of the Multitenant Building at the following monthly rate: US$30,00 for garbage container rent and US$516,00 for garbage collection service (based on a four week month), for a total of US$546,00 dollars. Tenant shall pay 4,78% of such billed amount on a monthly basis to Landlord on the same day of the rent payment. Garbage collection frequency might vary from month to month based on garbage container usage, as a result the previous amount is not a fixed monthly payment and it is used for reference based on a 4 week month with one collection per week per container. Garbage collection fee is established by Condominium Owners General Assembly and it's a service provided by the Condominium, not by Landlord.

2.    Parties agree to modify Section 2.01 "Term of the Lease", therefore, from this day on, such Section 2.01 "Term of the Lease" shall be read as follows:
a.    "2.01 Term of the Lease"
The term of the lease shall be effective as of the date of execution of the lease and until October 31st, 2018 (the "Lease Term"), commencing on the Date of execution of the Lease. The parties acknowledge that the term of the Lease under the Lease Agreement and the First and Second Amendment will be unified for the additional term of the Lease Agreement. The Lease Agreement Term may be extended, or renewed further by written mutual agreement among the parties.
b.    "7.00 Communications and Notices"
All the notices that the Parties must exchange related to this Lease Agreement, will be sent in written form in which the delivery and receipt date must be clearly stated. The notices must be sent to the following addresses within working hours. The notices will be considered delivered on its date of receipt.

a. Landlord
At the administrative offices of Zona Franca Coyol, located at the administrative building of the Zona Franca Coyol. Fax number: (506) 2434 - 2470. With copy to Federico Castro, Fax number (506) 2201-0412

b. Tenant	At the leased area in Zona Franca Coyol, located at Coyol of Alajuela. Addressed to the Tenant's General Management.
3.    The execution of this Third Amendment to the Lease Agreement does not affect the legal effect of any clauses of the Lease Agreement and the First and Second Amendment to the Lease Agreement not specifically referred to in this Amendment. All provisions of the Lease Agreement and the First and Second Amendment to the Lease Agreement not specifically referred to in this Amendment shall keep their full validity and effect.
4.    Tenant agrees to provide Landlord with all contractual obligations such as but not limited to: guarantees, security deposit, insurance and others according to the Lease Agreement and the new "Lease Term" agreed among parties; such condition is a requirement for the validity of this Third Amendment.

IN WITNESS THEREOF, the parties hereby agree to execute this Third Amendment to the Lease Agreement as of the 7th day of the month of August, 2015.

/s/ Juan José Chacón Quirós
Juan José Chacón Quirós

Date and Place:	August 10, 2015

By: Establishment Labs S.A.
Tenant

/s/ Álvaro Carballo Pinto	/s/ André Garnier Kruse
Álvaro Carballo Pinto	André Garnier Kruse

Date and Place:	Date and Place:

By/ Zona Franca Coyol S. A.
Landlord

Exhibit One
Certificates of Incumbency